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                                                                EXHIBIT 10.11(b)

                                SECOND AMENDMENT
                                       OF
                      HOUSEHOLD INTERNATIONAL NON-QUALIFIED
             DEFERRED COMPENSATION PLAN FOR RESTRICTED STOCK RIGHTS

     WHEREAS, Household International, Inc. (the "Company") maintains the Household International Non-Qualified Deferred Compensation Plan for Restricted Stock Rights (the "Plan"); and

     WHEREAS, the Plan has been amended and further amendment of the Plan is now considered desirable;

     NOW, THEREFORE, pursuant to the power reserved to the Compensation Committee of the Company under Section 16 of the Plan and resolutions adopted by the Board of Directors of the Company on November 12, 2002, the Plan is hereby amended, effective as of March 28, 2003, in the following particulars:

     1. By adding the following new sentence at the end of Section 5 of the
Plan:

          "No deferral elections are permitted after March 28, 2003."

     2. By substituting the following for Sections 7 and 8 of the Plan:

               "Section 7. Investment. The deferred compensation account of each participant shall have both a Stock Component and a Treasury Fund Component. The Stock Component of each deferred compensation account was credited with shares of Household International, Inc. common stock on the date on which the Household Restricted Stock Rights otherwise would have vested. This investment in Household common stock was later changed to a right to receive HSBC Holdings plc ordinary shares (both the Household common stock and the HSBC ordinary shares being referred to herein as "Company Stock"). Unless the participant has made or makes an election otherwise as outlined below, during the deferral period the Treasury Fund Component of his deferred compensation account will be credited on each dividend payment date for the Company Stock with the aggregate cash dividend which would have been paid if the existing Company Stock deemed to be credited to the Stock Component of his deferred compensation account were actual shares of the Company Stock (the "Stock Dividend"). These Stock Dividends credited to the deferred compensation account will be deemed invested in the Treasury Fund which shall be credited with interest at

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          a rate equal to the United States five-year treasury rate plus HFC's borrowing spread over that rate on the first day of each calendar quarter with interest compounded quarterly. A participant was permitted to make an election prior to October 1, 2002 to receive in cash Stock Dividends attributable to shares of Company Stock deemed to be credited to the participant's deferred compensation account. Due to the change in the investment of Stock Dividends, a participant will now be given the opportunity to make an election prior to June 1, 2003 to receive, in cash, Stock Dividends attributable to shares of Company Stock deemed to be credited to the participant's deferred compensation account pursuant to a deferral election made on or before March 28, 2003 ("Prior Deferrals"). This new one-time election will apply only to Stock Dividends payable on or after January 1, 2004 with respect to such Prior Deferrals. Cash payments of any Stock Dividends will be disbursed with the regular payroll processed following each dividend payment date on the Company Stock, less the amount of any taxes required to be withheld by any federal, state or local government. There is no guarantee a participant's deferred compensation account will increase in value; the account may decrease in value based on the performance of Company Stock.

               "Section 8. Payment of Deferral. If a participant elected to defer any year's compensation under this Plan to a specific date other than his or her termination of employment, the value of such year's deferred compensation will be payable in stock with only a fraction of a share and the amounts invested in the Treasury Fund paid in cash on the date specified unless it is paid earlier due to termination of employment. The value of a participant's deferred compensation account will be payable in stock with only a fraction of a share and the amounts invested in the Treasury Fund paid in cash as soon as practicable following the end of the year in which a participant terminates employment unless an earlier date is specified by the participant in his deferral election. All deferred amounts to be paid to a participant in stock pursuant to the Plan are to be paid in shares of Company Stock with the value of such shares being the fair market value of an equal number of shares of Company Stock on the date of payment. For purposes of the Plan, the "fair market value" of one share of Company Stock shall be the closing price on the London Stock Exchange of a share of such stock for the trading date preceding the respective determination date. A participant may choose to receive an equivalent number of HSBC American depositary shares instead of Company Stock and any fraction of a share will be paid in cash.

               "In the event that the participant becomes totally disabled, the Committee, in its absolute discretion, may distribute all or a portion of the participant's deferred compensation account according to a revised payment schedule but, except for a fraction of a share and the amounts invested in the

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          Treasury Fund, distribution must still be paid in Company Stock or
          HSBC American depositary shares as selected by the participant."

                                               HOUSEHOLD INTERNATIONAL, INC.


                                               By
                                                  ------------------------------
                                                  George A. Lorch
                                                  Chair, Compensation Committee
                                                  Dated: May 5, 2003


ATTEST:


------------------------
Kenneth H. Robin
Secretary

(CORPORATE SEAL)